Exhibit 10.46

Amendment No. 3 to Scientific Advisory Board Agreement

This Amendment No. 3, effective January 1, 2017 (“Amendment Effective Date”), is made to the Scientific Advisory Board Agreement, dated June 18, 2012, as amended by Amendment No. 1 to Scientific Advisory Board Agreement, dated June 18, 2012, and Amendment No. 2 to Scientific Advisory Board Agreement, dated May 31, 2016 (collectively, the “SAB Agreement”), and is by and between Caribou Biosciences, Inc. (the “Company”), a Delaware corporation, and Jennifer A. Doudna (“Advisor”), an individual. Each may be referred to as a “party” and collectively as the “parties.” Any capitalized term used herein that is not defined has the meaning ascribed to it in the SAB Agreement.

WHEREAS, in light of the Company’s business focus and strategy, and for purposes of compliance with the policies of the Howard Hughes Medical Institute, Advisor’s employer (“HHMI”), the parties wish to amend the SAB Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, the parties agree as follows:

1.

Article 1 of the SAB Agreement is hereby amended by adding a new Section 1(c) as set forth below; additionally, the SAB Agreement is hereby amended by adding a new Exhibit B as attached hereto, which will be executed by the Parties simultaneously with the execution of this Amendment No. 3 to Scientific Advisory Board Agreement. The amendments set forth in this Paragraph 1, including the addition of Exhibit B to the SAB Agreement, are effective as of the Effective Date of the SAB Agreement (June 18, 2012).

“(c). HHMI Provisions. Attached to this Agreement as Exhibit B are the Howard Hughes Medical Institute Uniform Consulting Agreement Provisions (the “HHMI Uniform Provisions”). The Parties agree that the HHMI Uniform Provisions are an integral part of this Agreement. In the event of any conflict between this Agreement and the HHMI Uniform Provisions, the HHMI Uniform Provisions shall govern.”

2.	Article 3 of the SAB Amendment is deleted in its entirety and replaced with the following as of the Amendment Effective Date:

“3.	Term.

(a)

The term of this Agreement will begin on the Effective Date and will end on December 31, 2020, unless terminated earlier pursuant to Section 3(b) or (c), or extended by mutual agreement of the Company and Advisor.

(b)	Advisor may terminate this Agreement without cause upon thirty (30) days’ prior written notice to the Company at any time during the Term.

(c)

Either party may terminate this Agreement for a material breach by the other party upon thirty (30) days’ prior written notice (which notice shall describe the breach in reasonable detail) if the other party does not cure the breach within such thirty (30)-day period.”

3.

Subject to Paragraph 4 below, during the period commencing on the Amendment Effective Date until December 31, 2020, the Company will pay Advisor thirty-one thousand, two hundred fifty U.S. dollars ($31,250) per calendar quarter, for a total of one hundred twenty-five thousand U.S. dollars ($125,000) per calendar year for services provided under the SAB Agreement. The first payment will be due and payable by the Company to Advisor on March 31, 2017, with future payments due and payable on the last day of each preceding calendar quarter. In the event that the SAB Agreement is terminated during a calendar quarter pursuant to Section 3(b) of the SAB Agreement or by the Company pursuant to Section 3(c) of the SAB Agreement, the Company will prorate the payment due and payable for such calendar quarter on a monthly basis and no payments will be due thereafter (e.g., if termination of the Agreement occurs on November 11, 2018, Advisor will receive $20,833.33 for fourth quarter 2018). Nothing in this Amendment is intended to alter the independent contractor status of Advisor or affect consideration previously provided to Advisor by the Company.

4.

The Company and Advisor are simultaneously entering into a separate AgCo Scientific Advisory Board Agreement (the “AgCo SAB Agreement”). In the event the AgCo SAB Agreement is terminated, as set forth therein, the payments set forth in Paragraph 2 above will immediately cease upon termination of the AgCo SAB Agreement. If termination of the AgCo SAB Agreement occurs during a calendar quarter, payments due under the SAB Agreement for that calendar quarter will be pro-rated on a monthly basis and no payments will be due thereafter.

5.	Except as set forth in Paragraphs 1, 2, 3, and 4 above, the terms and conditions of the SAB Agreement remain in full force and effect, and the parties hereby ratify and confirm the SAB Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Scientific Advisory Board Agreement as of the Amendment Effective Date.

Caribou Biosciences, Inc.	Jennifer A. Doudna

/s/ Rachel E. Haurwitz	/s/ Jennifer A. Doudna
Rachel E. Haurwitz
President & CEO

THE HOWARD HUGHES MEDICAL INSTITUTE

UNIFORM CONSULTING AGREEMENT PROVISIONS

1.

The Howard Hughes Medical Institute (“HHMI”) employs laboratory heads at major universities, medical schools, research institutes, and hospitals throughout the United States (each, a “Host Institution”). These Uniform Consulting Agreement Provisions (the “Uniform Provisions”) are attached to an agreement (the “Agreement”) under which an HHMI laboratory head (the “Consultant”) has agreed to provide consulting services to the company named in the Agreement (the “Company”). The Consultant and the Company agree that the Agreement shall have no force or effect unless these Uniform Provisions are signed by both parties and attached to the Agreement. By signing the Uniform Provisions, the Consultant and the Company agree to abide by them, and also agree that if anything in the Agreement or any other agreement that the Consultant executes in connection with his or her provision of consulting services to the Company is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.

2.

The Agreement shall disclose all compensation of whatever kind that is to be provided to the Consultant in connection with the consulting services. Compensation for consulting may include fixed amounts of cash and equity (such as stock or stock options) but may not include incentive or contingent features, such as bonuses based on performance or upon achievement of scientific or operational milestones of the Company.

3.

(a) The following applies if the Company’s stock is publicly traded on a securities exchange: The Consultant will at no time hold more than 5 percent of the equity of the Company, as calculated in accordance with HHMI Policy SC-500, Consulting for Companies — General Policy, available at http://www.hhmi.org/about/policies#consulting. If equity is to be issued to the Consultant in connection with the provision of consulting services, the Consultant must provide all relevant documents to HHMI for review and approval.

(b) The following applies if the Company’s stock is not publicly traded on a securities exchange: The Company and the Consultant each acknowledge that they have reviewed HHMI Policy SC-500, Consulting for Companies — General Policy and HHMI Policy SC-520, Consulting for and Equity Ownership in Start-Up and Other Private Companies, available at http://www.hhmi.org/about/policies#consulting. The Consultant agrees that he or she will, and the Company agrees that Consultant will be permitted to, reduce his or her equity ownership in the Company as necessary in order to remain in compliance with HHMI Policy SC-500 and HHMI Policy SC-520 at all times. The Company and the Consultant agree to provide information to HHMI upon request that will allow HHMI to confirm compliance with HHMI’s policies. In addition, Consultant must provide all documents relating to equity ownership that the Consultant will be asked to sign to HHMI for its prior review and approval.

4.	The Consultant’s services for the Company shall consist only of the discussion of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company.

5.

The Company acknowledges that the Consultant is an HHMI employee and is subject to HHMI’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. In accordance with HHMI policy, the Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to HHMI or the Host Institution and (ii) is not generally available to the public, except through formal technology transfer procedures.

6.

Subject to the terms of paragraph 7, below, the Consultant may assign to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property which the Consultant (whether alone or with others) develops (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or faculty member of the Host Institution.

7.

The Company shall have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of HHMI or the Host Institution. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by the Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his or her capacity as an employee of HHMI or a member of the faculty of the Host Institution.

8.

The Company agrees, at its sole expense, to defend HHMI against, and to indemnify and hold HHMI harmless from, any claim, liability, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against HHMI, either arising from the Agreement, the Consultant’s performance of services for the Company under the Agreement, or any Company products or services which result from the Consultant’s performance of services under the Agreement.

9.

Nothing in the Agreement shall affect the Consultant’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; or (iii) is already in the possession of the Consultant on the date the Agreement becomes effective. In addition, the Company’s confidential information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or Host Institution faculty member. Nothing in the Agreement shall prevent the Consultant from disclosing the Company’s confidential information to the extent it is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order.

10.

The Company acknowledges and agrees that nothing in the Agreement shall affect the Consultant’s obligations to HHMI or the Host Institution, the Consultant’s research on behalf of HHMI or the Host Institution, the Consultant’s ability to submit and publish the results of HHMI or Host Institution research, or research collaborations in which the Consultant is a participant, and that the Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as an HHMI employee or Host Institution faculty member.

11.

The Consultant has the right to terminate the Agreement at any time by providing at least thirty (30) days written notice of termination (or such shorter notice period as may be provided in the Agreement) to the Company.

12.	Paragraphs 6, 7, 8, 9, 11, 12, 13, 14 and 15 of these Uniform Provisions shall survive termination of the Agreement.

13.

The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with HHMI, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or HHMI’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or HHMI’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance HHMI’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

14.

The Consultant and the Company acknowledge that (i) the Consultant is entering into the Agreement and these Uniform Provisions in the Consultant’s individual capacity and not as an employee or agent of HHMI, (ii) HHMI is not a party to the Agreement or the Uniform Provisions and has no liability or obligation under them, and (iii) HHMI is an intended third-party beneficiary of the Agreement and the Uniform Provisions and certain provisions of the Agreement and the Uniform Provisions are for HHMI’s benefit and are enforceable by HHMI in its own name.

15.

If the Agreement is governed by California law, the parties acknowledge and agree that the Agreement is not a contract of employment under California law, and the Consultant is not an employee of the Company for any purpose under California law.

16.

These Uniform Provisions shall be in effect for the full term of the Agreement. The Company and the Consultant agree that any amendment of the Agreement (including, without limitation, any extension of the Agreement’s term or any change in the consideration to be provided to the Consultant under the Agreement) or any other departure from the terms or conditions of the Agreement must be signed by the Consultant and an authorized representative of the Company, and also is subject to HHMI’s prior written approval.

17.

If any of these Uniform Provisions is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement shall terminate as of the date such adjudication is effective.

Company: Caribou Biosciences, Inc.

By:	/s/ Rachel E. Haurwitz, Ph.D.
Name: Rachel E. Haurwitz, Ph.D
Title: President & CEO
Date: Feb 28, 2017

Consultant:

By:	/s/ Jennifer A. Doudna, Ph.D.
Name: Jennifer A. Doudna, Ph.D
Date:

Form SC-513

Last Updated: May 2015